SECOND AMENDMENT TO SAND SUPPLY AGREEMENT
This Second Amendment to Sand Supply Agreement (this “Second Amendment”) is made this 6th day of August, 2018 (the “Execution Date”) by and between Muskie Proppant LLC, a Delaware limited liability company, (“Supplier”); and Gulfport Energy Corporation, a Delaware corporation, (Customer”). Supplier and Customer are sometimes individually referred to as a “Party”, or collectively referred to as the “Parties”.

WHEREAS, Supplier and Customer entered into a that certain Sand Supply Agreement dated October 1, 2014, further amended and modified by that certain Amendment to Supply Agreement, dated October 1, 2015, (the “Agreement”), pursuant to which Supplier agreed to sell sand to Customer, more particularly 40/70 proppant sand (the “Product”), subject to the terms and conditions in the Agreement.
WHEREAS, Article I Section 1.1 of the Agreement provided for an Initial Term, commencing on October 1, 2014 and ending on September 30, 2018.
WHEREAS, Article I Section 1.2 of the Agreement allows the Parties to extend the Term of the Agreement by written amendment executed by both Parties.
WHEREAS, Supplier and Customer desire to extend the Term of the Agreement.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.Defined Terms. Capitalized terms used but not defined herein shall have the same meanings given to such terms in the Agreement.

2.Recitals. The foregoing recitals are incorporated into and made a part of this Second Amendment.

3.Term. The Term, as defined by Article I of the Agreement, shall be extended to December 31, 2021.

4.Counterparts. This Amendment may be executed in a number of identical counterparts, including, without limitation, facsimile or email execution copies. If so executed, each counterpart is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement.

5.Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and assigns.

6.Entire Agreement. This Amendment and the Agreement, together with their respective exhibits, constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all related negotiations, prior discussions and prior agreements and understandings. No amendment hereto shall be binding unless mutually agreed to in a written instrument specifically made subject to the Agreement, as modified by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by each Party as of the date first written above.

SELLER:	CUSTOMER:
Muskie Proppant, LLC	Gulfport Energy Corporation
By: /s/ Arty Straehla Name: Arty Straehla Title: CEO	By: /s/ Michael G. Moore Name: Michael G. Moore Title: CEO